UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549





	SCHEDULE 13G/A


	Under the Securities Exchange Act of 1934

	(Amendment No. 2)*

EDO Corporation
(Name of Issuer)

Common Stock, $1.00 Par Value
(Title of Class of Securities)

281347104
(CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


















CUSIP No. 281347104

13G/A





 1


NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

EDO Corporation Employee Stock Ownership Plan


 2


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             Not
applicable.
	(a)
	(b)


 3


SEC USE ONLY




 4


CITIZENSHIP OR PLACE OF ORGANIZATION   New York





NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH



 5


SOLE VOTING POWER

0



 6


SHARED VOTING POWER

4,276,202



 7


SOLE DISPOSITIVE POWER

0



 8


SHARED DISPOSITIVE POWER

4,276,202


 9


AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,276,202


10


CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

Not Applicable


11


PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.72%


12


TYPE OF REPORTING PERSON*

EP
	* SEE INSTRUCTION BEFORE FILLING OUT!





SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2003

EDO CORPORATION EMPLOYEE
STOCK OWNERSHIP PLAN

BY: GreatBanc Trust Company, solely in
its capacity as Trustee


By: __/s/Patrick J. De Craene_______
   Patrick J. De Craene
   Vice President